Exhibit 3.1

W. P. CAREY INC.

ARTICLES SUPPLEMENTARY

W. P. CAREY INC., a Maryland corporation, having its principal office in New York, New York (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to Sections 3-802(c) and 3-802(d)(2)(ii) of the Maryland General Corporation Law (“MGCL”), the Corporation may not elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL contained in Section 3-803 in accordance with the resolution of the Board of Directors of the Corporation.

SECOND:  Stockholder approval is not required for the filing of these Articles Supplementary.

IN WITNESS WHEREOF, W. P. Carey Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary on this     22nd      day of January, 2015.

WITNESS:	W. P. CAREY INC.

/s/ Susan C. Hyde	By	/s/ Trevor P. Bond
Susan C. Hyde, Secretary		Trevor P. Bond, President

THE UNDERSIGNED, President of W. P. Carey Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Trevor P. Bond
Trevor P. Bond, President